Exhibit 10.33

October 12, 2010

Thierry Dervieux

240 Coral Rose

Irvine, CA 92603

Dear Thierry,

I am confirming our offer for you to join Exagen Diagnostics, Inc. as Vice President R&D and Chief Development Officer, with a start date of November 1, 2010. We are offering you an annual salary of $240,000 per year, reimbursement of your moving expenses up to $5,000 and a bonus of $50,000 to be paid when you and your family permanently reside in Albuquerque which must occur on or before June 1, 2011. In addition you will be eligible for the management bonus plan during the year 2011. Your bonus goals and payments will be defined and approved by the board of directors prior to the end of this year. Pending approval by the Exagen Board of Directors, you will also receive options to purchase 100,000 shares Exagen common stock, to vest in 4 annual portions beginning on the first anniversary date of your employment, at a strike price of $0.28 per share. Such options will become fully vested upon the acquisition of the company and your employment ceases, for no cause of your own.

You will be eligible to participate in the Exagen benefits program, a summary of which you will receive under separate cover. Exagen currently has a safe harbor 401K plan and contributes an amount equal to 3% of your annual income into your 401K. There is no vesting period in the 401(k). In addition, you will accrue 4 weeks (or 120 hours) of paid time off a year in addition to the ten holidays currently recognized by Exagen.

You will become eligible to participate in the Exagen benefits program on the first day of the months following your hire date. With a start date of November 1, 2010, your eligibility date for benefits is December 1, 2010. You will receive the benefits enrollment information upon written acceptance of the offer.

If you are terminated for other than cause you will receive severance payments as follows:

1)	From your start date to one year of employment: 6 months of base salary.

2)	From 1 year to 2 years of employment: 9 months of base salary.

3)	Greater than 2 years of employment: 12 months of base salary.

Employment at Will: This letter is intended to communicate certain terms and conditions of employment with Exagen Diagnostics, Inc. but is not intended to be and should not be considered an employment contract. Your employment is not for a specific duration and may be terminated by you or Exagen Diagnostics, Inc. at anytime, for any reason or for no reason whatsoever, with or without notice and with or without cause unless otherwise specified by law. Your employment is “at will.” The “at will” status of your employment may not be altered except by a separate written contract signed by the Chief Executive Officer of Exagen Diagnostics, Inc. No one other than the Chief Executive Officer has the authority to enter into an employment contract with you.

You will enter into an employee confidentiality and invention agreement effective during your period of employment. You will enter into an agreement with the company for a license to your provisional patents for methotrexate and thiopuriene under mutually agreed upon terms.

We recognize that you will be working with the company between now and your official start date. For these efforts the company will pay you $112.50/hour or $900/day as a private contractor.

We look forward to working with you as a member of the Exagen team. We are excited about the contributions you will make to the success of our company. If you have any further questions, please do not hesitate to contact me.

Sincerely

/s/ Scott Glenn
Scott Glenn
Chief Executive Officer

I Accept the Offer Stated Above

/s/ Thierry Dervieux
Thierry Dervieux

September 9, 2011

Thierry Dervieux

240 Coral Rose

Irvine, CA 92603

Dear Thierry,

We would like to confirm the following contingent upon Board of Director approval the following modifications to your employment with Exagen Diagnostics Inc. You have signed our offer letter dated October 12, 2011 and an Employment Agreement date 10-31-10, both attached. We would like to add the following stipulation:

Termination of your employment by you for “Good Reason”

“Good Reason” shall mean the occurrence of any of the following events without your consent;

a)	A material reduction in your duties or responsibilities following the date of this amendment.

b)

The relocation of the company’s principal business location to a point more than two hundred and fifty (250) miles East of its current Albuquerque location or more than one thousand (1000) miles from your principal residence.

c)

A material reduction by the company of your base salary as defined in your offer letter, as the result of a company-wide compensation reduction or in connection with similar decreases for the management team of the company.

In the event you terminate your employment for Good reasons as defined above, then the Company shall pay to you: i) any bonus awarded not previously paid, and any accrued and unused vacation benefits. and ii) Severance pay in the form of a lump sum payment equal to 9 months of base salary and 12 months of base salary one year following the date of this amendment, provided however, that any resignation by you due to any of the following conditions shall only be deemed for Good Reason if: (i) you give the company written notice of the intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that you believe constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure

Corporate & Laboratory Headquarters

Science & Technology Park  |  801 University Blvd. SE, Suite 103  |  Albuquerque, NM 87016

MAIN: 505.272.7966  |  TOLL-FREE: 866.392.4361  |  FAX: 505.272.7965  |  www.exagen.com

Period”) of such condition(s) from you; and (iii) you actually resign your employment within the first fifteen (60) days after expiration of the Cure Period.

Allowance: The company agrees to reimburse you for all reasonable travel expenses and accommodations associated with your commute to the company. Since the company’s offices are an extended distance from your principal residence, the company will allow you to work from your Principal residence up to 50% of the time.

Relocation: If at a later date you and your family decide to relocate to less than (30) miles from the company’s offices the company agrees to reimburse you for all moving expenses. In addition the company agrees to award you a fifty thousand ($50,000) relocation bonus payable within thirty days (30) after your permanent move.

Best Regards,

/s/ Scott L. Glenn
Scott L. Glenn
Chairman/CEO

Attachments:
Offer Letter
Employment Agreement

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Exagen Diagnostics, Inc.  |  Proprietary and Confidential